Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

PennantPark Investment Corporation and subsidiaries

We consent to the use of our reports dated November 16, 2011 with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting for the PennantPark Investment Corporation and subsidiaries included herein and to the references to our firm under the headings “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2.

/s/KPMG LLP

New York, New York

December 21, 2011